Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Second Quarter Operating Results

Minneapolis, MN—August 6, 2012—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the second quarter ended June 30, 2012. The Company reported a consolidated operating loss of $0.2 million versus consolidated operating income of $2.3 million in the second quarter of 2011.

The Company experienced a 26% decline in volumes generated through energy efficiency programs, resulting in a $2.0 million decline in operating profit compared to the second quarter of 2011. ApplianceSmart, Inc. retail stores generated lower profit margins, contributing to a $0.4 million decline in operating profit compared to the second quarter of 2011. The Company also invested over $100,000 during the quarter to start up its Louisville, Kentucky, regional processing center and eighth ApplianceSmart store in the Minnesota market. The operating income reported during the second quarter of 2011 benefited from installing over 3,000 additional refrigerators through a replacement contract in California that generated approximately $0.4 million of operating profit that was not expected to be repeated in 2012.

The Company reported a consolidated net loss of $0.6 million or $0.12 per diluted share compared to a consolidated net income of $2.0 million or $0.35 per diluted share in the second quarter of 2011.  Consolidated net income in the second quarter of 2011 included a $0.9 million reversal of valuation allowance against the Company’s deferred tax asset and lowered the income tax provision.

“Although our results for the second quarter reflect the realities of lower utility recycling volumes and a tight retail market, we believe it is critical to continue investing in the technology, systems and people needed to ensure the responsible recycling of old appliances for our clients,” said Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “Our growing business with a major manufacturer to recycle the appliances they collect for a leading national retailer necessitates the expansion of our recycling network to meet their increasing volumes. Our business with this client recently expanded with our entry into the Louisville, Kentucky, market, which provides us additional opportunities to increase our supply and position the Company for future growth.”

Company highlights during the second quarter included:

•                  Recognized $0.1 million in carbon offset revenue during the quarter with the potential to recognize another $0.4 million in the future pending the transfer and second verification of the carbon offsets.

•                  Began accepting product from a major manufacturer to recycle at the Company’s regional processing center in Louisville, Kentucky.

•                  Awarded a contract by the Ontario Power Authority (OPA) to continue providing services for the OPA’s appliance recycling initiative, which is anticipated to run through December 2014.

•                  Celebrated with long-standing client Southern California Edison the recycling of  the one millionth appliance through its energy efficiency program.

•                  Signed an agreement with Almo Corporation to offer Samsung kitchen and laundry appliances at all ApplianceSmart stores.

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“We are seeing a shift in the mix of product we sell, which led to a decline in our retail margin in the second quarter,” said Brad Bremer, president of ApplianceSmart, Inc. “New appliances we order directly from the factory, which are an increasing portion of our sales volume, have a lower margin than special-buy appliances, which include discontinued models, close-outs and scratch-and-dent units. We are pleased that our same store sales are flat for the quarter compared to an overall decline in the industry, and we recently opened an ApplianceSmart store in Eden Prairie, Minnesota, which is the strongest of our four markets. To keep our costs in line, we are also evaluating our underperforming stores for possible closure in the third quarter.”

Regional Processing Centers

The Company continued to build infrastructure in the second quarter to support the efforts of major manufacturers and appliance retailers to permanently remove old appliances from service and recycle the units in an environmentally responsible manner. ARCA Advanced Processing, LLC (AAP) is approaching 100,000 refrigerators recycled with the UNTHA Recycling Technology (URT) advanced materials recovery system, which is installed at AAP’s Philadelphia regional processing center. AAP increased its revenues by 6% to $2.7 million compared to the second quarter of 2011 and reported operating income of $0.3 million.

Second Quarter Financial Overview

Total revenues for the second quarter of 2012 decreased 11% to $29.3 million from $32.9 million in the second quarter of 2011.

Retail revenues in the second quarter of 2012 increased 3% to $19.0 million compared to $18.4 million in the second quarter of 2011. The increase was primarily related to revenues contributed from the Company’s St. Cloud, Minnesota, store that was not operating in the second quarter of 2011. Comparable store revenues from ApplianceSmart stores operating during the second quarters of 2012 and 2011 were flat; however, compared to the second quarter of 2011, ApplianceSmart stores increased their average appliance sale price from $484 to $554 per unit.

Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues primarily from utility customers, decreased 36% to $6.1 million in the second quarter of 2012 compared to revenues of $9.6 million in the second quarter of 2011. The decrease was attributed to a 26% decline in the Company’s energy efficiency program volumes. Also, the second quarter of 2011 benefited from replacing over 3,000 additional refrigerators representing approximately $1.5 million in revenues that was not repeated in the second quarter of this year.

Byproduct revenues of $4.2 million decreased 14% or $0.7 million in the second quarter of 2012 compared to $4.9 million in the second quarter of 2011. The decrease in byproduct revenues was primarily the result of lower volumes generated from energy efficiency programs and, to a lesser extent, a decline in scrap metal prices that occurred later in the second quarter. During the quarter the Company recognized $0.1 million in carbon offset revenues. The Company continues to reclaim and inventory refrigerants and expects to generate carbon offset revenues in the future, although the frequency of these transactions will vary based on volume levels and market conditions.

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Overall gross profit as a percentage of total revenues declined to 26% for the second quarter of 2012 compared to 29% for the second quarter of 2011. The decline in overall gross profit percentage was primarily the result of a shift in retail product sales, higher product costs from manufacturers and lower volumes in the Company’s energy efficiency programs.

Selling expenses increased $0.4 million to $5.0 million in the second quarter of 2012 compared to $4.6 million for the second quarter of 2011. The increase in selling expenses was due primarily to additional expenses to operate the new store in St. Cloud, Minnesota.

General and administrative expenses of $2.8 million for the second quarter of 2012 were flat compared to last year. General and administrative expenses in the second quarter of 2012 included over $100,000 in expenses related to starting up a recycling center in Louisville, Kentucky; opening a new retail store in Eden Prairie, Minnesota; and additional call center expenses related to implementing new programs and technology.

Liquidity

Cash and cash equivalents as of June 30, 2012 were $3.7 million compared to $4.4 million as of December 31, 2011. As of June 30, 2012, the Company had $2.2 million of available borrowings under its revolving line of credit compared to $3.5 million as of December 31, 2011. Working capital of $10.3 million decreased $1.1 million as of June 30, 2012 compared to $11.4 million as of December 31, 2011. The decline was primarily the result of carrying more appliance inventory.

Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, August 7, 2012, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 800-269-3762. A replay of the conference call will be available on the Company’s website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.

About ARCA

ARCA’s (NASDAQ:ARCI) three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA’s regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for over 200 utilities in the U.S. and Canada. Twenty-one Company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

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This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,734	$4,401
Accounts receivable, net of allowance of $33 and $18, respectively	6,181	7,445
Inventories, net of reserves of $83 and $85, respectively	21,112	18,456
Other current assets	2,481	1,420
Deferred tax assets	173	173
Total current assets	33,681	31,895
Property and equipment, net	12,614	12,535
Goodwill	1,120	1,120
Other assets	1,127	1,232
Deferred income taxes	27	27
Total assets (a)	$48,569	$46,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,566	$4,323
Accrued expenses	4,936	4,453
Line of credit	11,903	10,685
Current maturities of long-term obligations	955	989
Total current liabilities	23,360	20,450

Long-term obligations, less current maturities	6,830	7,251
Deferred gain, net of current portion	609	853
Deferred income tax liabilities	875	875
Total liabilities (a)	31,674	29,429

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,556 shares and 5,527 shares, respectively	20,492	20,338
Accumulated deficit	(5,504)	(4,797)
Accumulated other comprehensive loss	(372)	(361)
Total shareholders’ equity	14,616	15,180
Noncontrolling interest	2,279	2,200
	16,895	17,380
Total liabilities and shareholders’ equity	$48,569	$46,809

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA’s consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $11,383 and $11,771 as of June 30, 2012 and December 31, 2011, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,928 and $2,186 as of June 30, 2012 and December 31, 2011, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Revenues:
Retail	$18,964	$18,385	$38,720	$37,604
Recycling	6,145	9,612	11,410	15,350
Byproduct	4,233	4,894	8,644	9,863
Total revenues	29,342	32,891	58,774	62,817

Costs of revenues	21,771	23,244	43,591	44,181
Gross profit	7,571	9,647	15,183	18,636
Selling, general and administrative expenses	7,764	7,394	15,292	14,855
Operating income (loss)	(193)	2,253	(109)	3,781

Other expense:
Interest expense, net	(279)	(284)	(533)	(602)
Other expense, net	(25)	(45)	(9)	(74)
Income (loss) before income taxes and noncontrolling interest	(497)	1,924	(651)	3,105
Provision for (benefit of) income taxes	54	(152)	(23)	292
Net income (loss)	(551)	2,076	(628)	2,813
Net income attributable to noncontrolling interest	(90)	(48)	(79)	(111)
Net income (loss) attributable to controlling interest	$(641)	$2,028	$(707)	$2,702

Income (loss) per common share:
Basic	$(0.12)	$0.37	$(0.13)	$0.49
Diluted	$(0.12)	$0.35	$(0.13)	$0.47

Weighted average common shares outstanding:
Basic	5,555	5,493	5,546	5,493
Diluted	5,555	5,820	5,546	5,801

Net income (loss)	$(551)	$2,076	$(628)	$2,813
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(71)	17	(11)	85
Total other comprehensive income (loss), net of tax	(71)	17	(11)	85
Comprehensive income (loss)	(622)	2,093	(639)	2,898
Comprehensive income attributable to noncontrolling interest	(90)	(48)	(79)	(111)
Comprehensive income (loss) attributable to controlling interest	$(712)	$2,045	$(718)	$2,787

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